EXHIBIT 10.1

Bridge Loan Agreement

Between

Tulipa Acquisitie Holding B.V. Tulp 24.1, LLC (as Borrowers)

and

Botman Bloembollen B.V. Mr. W.F. Jansen Mr H.J. Strengers (as Lenders)

February 22, 2024

BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT (the Agreement) is dated February 22, 2024 and made between:

THE UNDERSIGNED:

1.

BOTMAN BLOEMBOLLEN B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands, with its statutory seat in gemeente Enkhuizen, the Netherlands, and registered with the Trade Register of the Chamber of Commerce under number 36003543;

2.	MR W.F. JANSEN, a natural person, (Jansen);

3.	MR H.J. STRENGERS, a natural person, (Strengers);

4.

TULIPA ACQUISITIE HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands, with its statutory seat in Amsterdam, the Netherlands and registered with the Trade Register of the Chamber of Commerce under number 92843085 (the NL Borrower); and

5.

TULP 24.1, LLC, a company incorporated and validly existing under the laws of the State of Delaware, the United States of America, having its registered office at Wilmington, Delaware 19801, United States of America, 1209 Orange Street, Corporation Trust Center, registered under number 2939451 (the US Borrower).

The parties listed under 1 to 3 are, collectively referred to as the Lenders and each of them a Lender, and the parties under 4 and 5 are, collectively referred to as the Borrowers and each of them a Borrower and the parties under 1 to 5 are, collectively referred to as Parties and each of them a Party.

WHEREAS

A.	On February 22, 2024 the Lenders as sellers and the Borrowers as the purchasers entered into a share purchase agreement (the SPA) to effect the Transaction (as defined below).

B.

On or about the date hereof, the Lenders have sold all issued and outstanding shares in the share capital of Bloomia B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands, with its statutory seat in Enkhuizen, the Netherlands, and registered with the Trade Register of the Chamber of Commerce under number 37085067 (Bloomia) to the Borrowers (the Transaction) for a purchase price as set out in clause 3.1 of the SPA (the Purchase Price).

C.

Pursuant to clause 3.5 of the SPA, the Parties have agreed that part of the Purchase Price, equal to an aggregate amount of USD 12,750,275 will be paid by the Borrowers through funds made available by the Lenders to the Borrowers under a series of loans in the aggregate amount of USD 12,750,275, whereby each loan to be granted by each lender will be for the amount and to the Borrower as set out in Annex I, on the terms and conditions set out in this Agreement (the Loans).

D.

The Parties have agreed that the Borrowers shall use commercial best efforts to, as soon as possible following the date of this Agreement, replace the Loans with another loan from a third party and to, in any event, pay off the Loans as soon as possible, subject to clause 5.4.

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E.	With this Agreement, the Parties wish to settle the term and conditions with respect to each Loan.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1.	Unless otherwise defined in this Agreement (including in the recitals), words and expressions defined in the SPA shall have the same meaning where used in this Agreement.

1.2.	Capitalised terms used in this Agreement shall have the meaning given to them in this clause 1:

Borrowers has the meaning set out in the introduction of this Agreement.

Bloomia has the meaning set out in recital B.

Capital Expenditures: means any period and any person, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a consolidated statement of cash flows of such person to during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.

clause means a clause in this Agreement.

Event of Default has the meaning as set out in clause 10.

Excess Cash Flow means for any period of determination, an amount equal to the sum of (A) EBITDA, minus (B) Capital Expenditures, minus (C) income taxes paid in cash, minus (D) all scheduled principal payments made in respect of Indebtedness during such period, minus (E) the aggregate principal amount of all prepayments made in respect of the Term Loans or the Subordinated Debt (Seller Note) (excluding any prepayments of the Subordinated Debt (Seller Note) made with the proceeds of any Subordinated Debt (Mezzanine), minus (F) Interest Expense paid in cash, minus (G) Management Fees paid in cash, minus (H) to the extent included in EBITDA, (i) non-recurring and non-operational expenses acceptable to the Agent, (ii) Permitted Transaction Fees and (iii) non-cash expenses that are acceptable to the Agent, minus (I) increases in working capital, plus (J) decreases in working capital, in each case calculated without duplication and in accordance with GAAP and on a consolidated basis for the Borrowers and their Subsidiaries (capitalised terms used in this definition of Excess Cash Flow shall have the meaning as set out in Annex II).

Fresh Tulips has the meaning as set out in clause 5.2(a).

Fresh Tulips Disposition has the meaning as set out in clause 5.2(a).

Interest has the meaning set forth in clause 5.

Lenders has the meaning set out in the introduction of this Agreement.

Loans has the meaning as set out in recital C and Loan means the part of the Loans granted by a specific Lender as set out in Annex I.

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NL Borrower has the meaning set out in the introduction of this Agreement.

Parties has the meaning set out in the introduction of this Agreement.

Purchase Price has the meaning as set out in recital B.

Relevant Proportion the value of the Loans provided by each Lender divided by the total amount of Loans provided by all Lenders in aggregate.

Senior Creditor means Associated Bank, N.A., as agent for the lenders under the Senior Credit Agreement.

Senior Credit Agreement means the credit agreement by and among the Borrowers, certain other parties, the lenders from time to time party thereto and the Senior Creditor dated as of the date hereof.

Senior Loan means the amount outstanding under the Senior Credit Agreement from time to time.

Schedule means a schedule to this Agreement.

SPA has the meaning as set out in recital A.

Subordination Agreement means the subordination agreement entered into by the Lenders as junior creditors, the Borrower as debtor and the Senior Creditor and certain other parties describing the terms and conditions of subordination of all outstanding amounts under this Agreement, a copy of which is attached hereto as Annex III.

Transaction has the meaning as set out in recital B.

US Borrower has the meaning set out in the introduction of this Agreement.

Vendor Loans has the meaning as set out in clause 5.2(c).

Year 1 means the period as from the Closing Date up to and including the first anniversary of the Closing Date.

Year 2 means the period as from the first anniversary of the Closing Date up to and including the second anniversary of the Closing Date.

Year 3 means the period as from the second anniversary of the Closing Date up to and including the third anniversary of the Closing Date.

Year 4 means the period as from the third anniversary of the Closing Date up to and including the fourth anniversary of the Closing Date.

Year 5 means the period as from the fourth anniversary of the Closing Date up to and including the fifth anniversary of the Closing Date.

1.3.	In this Agreement, unless the context dictates otherwise references to:

(a)	the "Lender(s)", the "Borrower(s)" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

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(b)

the Agreement or any other agreement or instrument is a reference to the Agreement or other agreement or instrument as amended, novated, supplemented, extended or restated (however, fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or increase in any amount or facility or addition of any new facility under that Agreement or other agreement or instrument;

(c)	a “person” shall include a reference to any individual, company, association, partnership or joint venture (in each case whether or not having separate legal personality) and or its legal successors;

1.4.	An Event of Default is "continuing" if it has not been remedied or waived.

1.5.	The headings are for identification only and shall not affect the interpretation of this Agreement.

1.6.	The Recitals and Schedules to this Agreement shall be deemed to form an integral part of this Agreement.

2.	THE LOAN

Each Lender hereby grants its Loan to the relevant Borrower as referred to in Annex I, all under the terms and conditions of this Agreement.

3.	PURPOSE

3.1.	Each Loan is only to be used by the relevant Borrower for the financing of the Purchase Price due by the that Borrower under the SPA.

3.2.

The Lenders are under no obligation to verify whether the sums made available under this Agreement are used as described in clause 3.1. The Borrowers shall however provide Lenders with quarterly and annual reports with respect to the Purchaser’s Group for as long as there are amounts outstanding to the Lenders pursuant to this Agreement. In addition, the Borrowers shall allow each Lender on reasonable notice to inspect their books and records to the extent relevant to monitor compliance and enforce their rights under this Agreement and any (re)payments in connection herewith.

4.	UTILISATION

4.1.	On the Closing Date and subject to Closing, the Lenders shall make the Loans available to the Borrowers.

4.2.

The aggregate amount of the Loans shall not be disbursed by the Lenders. Instead, an aggregate amount of USD 12,750,275 of the Purchase Price due by the relevant Borrowers to the relevant Lenders remains indebted to the Lenders and shall constitute the principal amount of the Loans, owed to the Lenders as referred to in Annex I.

4.3.	Each Lender will only be obliged to make their Loan available, if on the proposed date of utilisation:

(a)	each Lender has received an executed copy of this Agreement;

(b)	Closing takes place; and

(c)	no Event of Default is continuing or would result from the utilisation of the Loan.

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5.	TERM AND REPAYMENT

5.1.

Subject to the Subordination Agreement, the Borrowers shall repay each Loan together with any unpaid, accrued Interest with respect thereto to the relevant Lender (each pro-rata for their Relevant Proportion, irrespective of which Borrower has entered into each Loan) as soon as possible, subject to clause 5.4, but in any event no later the day that is five years and 30 days after the Closing Date (the Final Repayment Date).

5.2.

The Borrowers shall repay each Loan in whole or in part immediately from (i) any and all proceeds of any Subordinated Debt (Mezzanine) (as defined in the Senior Credit Agreement) (it being understood that, as set forth in the Senior Credit Agreement, any Subordinated Debt (Mezzanine) must have terms that have been approved in writing by the Senior Agent (as defined in the Senior Credit Agreement)), (ii) the proceeds of any increase of any Senior Obligations (as defined in the Senior Credit Agreement) in excess of the Senior Obligations Principal Cap Amount (as defined in the Subordination Agreement), and/or (iii) the proceeds of any other indebtedness for borrowed money (other than capitalized leases obligations, purchase money indebtedness, intercompany indebtedness among the Borrowers or any of their group companies or any indebtedness extended to refinance any Senior Indebtedness (as defined in the Senior Credit Agreement)) extended pursuant to any financing arrangements entered into by any of the Borrowers or any of their group companies with any lender (other than any Senior Claimholder (as defined in the Senior Credit Agreement)).

5.3.	Certain Covenants: as long as any amount under the Loans are payable to the Lenders:

(a)

no dividends or other distributions (including by way of loan or otherwhise) will be paid by Bloomia and/or Fresh Tulips to the Borrowers or any group company of the Borrowers, other than the distribution and or transfer of the interest in Bloomia’s subsidiary Fresh Tulips USA, LLC (Fresh Tulips) to the NL Borrower and/or the US Borrower (the Fresh Tulips Disposition) unless and to the extent (i) such dividends or other payments are used to the full extent to pay any amounts on the Senior Loan (or the Loan or any mezzanine loan) or any taxes or operating expenses of the Borrowers of any group company of the Borrowers in the ordinary course of business (but, no such payments shall be made to the holders of the Capital Stock of the US Borrower on account of such Person’s holding of the capital stock of the US Borrower or any indirect holdings of the capital stock of the NL Borrower or any group company of the Borrowers), or (ii) such dividends or other payments are approved by the Lenders;

(b)

the Borrowers and any group company of the Borrowers may not make any Capital Expenditures in excess of USD $3,000,000 in any fiscal year without the approval of the Lenders; provided, however; that such limit will be increased in any fiscal year by the positive amount equal to the amount (if any) equal to the difference obtained by taking the limit for Capital Expenditures for the prior fiscal year minus the actual amount of any Capital Expenditures expended during such prior fiscal year period.

(c)

the Borrowers and any group company of the Borrowers shall not increase any commitments under (i) the Senior Loan to an amount in excess of the Senior Obligations Principal Cap Amount, (ii) any mezzanine financing, and/or (iii) any other indebtedness for borrowed money (other than capitalized leases obligations, purchase money indebtedness, intercompany indebtedness among the Borrowers or any of their group companies or any indebtedness extended to refinance any Senior Indebtedness (as defined in the Subordination Agreement)) extended pursuant to any financing arrangements entered into by any of the Borrowers or any of their group companies with any lender (other than any Senior Claimholder (as defined in the Subordination Agreement)), failing which the amount of each such additional indebtedness shall be applied as mandatory prepayment on the Loans;

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(d)	the Borrowers and any group company of the Borrowers shall not be liable for any indebtedness of Lendway Inc.

5.4.

Subject to the Subordination Agreement, at any time prior to the Final Repayment Date, the Borrowers may prepay the Loans (together with accrued Interest) in full or in part, without any indemnity, penalty or premium due in respect of such repayment, provided that the Borrowers repay each Loan pro-rata for their relevant Proportion, irrespective of which Borrower has entered into each Loan.

5.5.

Up to the Final Repayment Date, the Borrowers shall use any and all available Excess Cash Flow to pay the principal of and Interest (as defined below) due on the Loans to the Lenders (each pro-rata for their Relevant Proportion, irrespective of which Borrower has entered into each Loan), to the extent permissible under the Subordination Agreement.

5.6.	Any part of a Loan that has been prepaid or repaid cannot be re-borrowed.

5.7.	All moneys whatsoever paid to a Lender under this Agreement shall be applied by that Lender as follows:

(a)	first in payment of any costs;

(b)	second in payment of Interest; and

(c)	third in repayment of the principal of the Loan.

6.	INTEREST

6.1.

Interest shall accrue yearly on the amount of each Loan from time to time outstanding, at the annual rate of 8% in Year 1, 10% in Year 2, 12% in Year 3, 14% in Year 4 and 16% in Year 5 and beyond (the Interest), and shall be calculated on the basis of a year of 360 days and the actual number of days lapsed.

6.2.

The Borrowers shall pay accrued Interest annually as per 30 June, to the extent permissible under the Subordination Agreement. Any remaining (unpaid) part of the accrued Interest shall be added to each Loan on the last day of each year as of the date of this Agreement until the date all amounts due under this Agreement have been repaid. Interest shall also accrue over any compounded and unpaid Interest (payment in kind). No separate payment of Interest shall be made under this Agreement.

7.	SECURITY

As security for the repayment of the Loans, interest and all other sums due under or in connection with this Agreement, (a) the NL Borrower shall provide the Lenders with a second ranking right of pledge in respect of the shares in the capital of Bloomia, such to be governed by Dutch law and (b) immediately after the Fresh Tulips Disposition, the US Borrower shall provide the Lenders with a second ranking right of pledge in respect of the equity of Fresh Tulips held by the US Borrower, such to be governed by US law, and which pledges shall each be subject to the terms of the Subordination Agreement.

8.	SUBORDINATION

Each Loan, the security for each Loan and any interest thereon and all other amounts payable to the Lenders under this Agreement are subordinated (achtergesteld) to the obligations of the Borrower towards the Senior Creditor on the terms and conditions set out in the Subordination Agreement, attached hereto as Annex III, both in and outside of bankruptcy.

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9.	GUARANTEE

Lendway Inc. and Bloomia as guarantors irrevocably and unconditionally guarantee to each Lender as their own obligation, the proper performance by the Borrowers of their obligations pursuant to this Agreement. In particular each agrees to pay each Lender, within 5 Business Days after receiving written demand from that Lender stating that a Borrower is in default of its obligations under this Agreement of all monies that have become due and owing pursuant to this Agreement for which that Borrower is in default.

10.	EVENTS OF DEFAULT

In the event:

(a)

a Borrower fails to pay any sum when due under this Agreement or meet any obligation under this Agreement or any law applicable to it, and the continuation of that default remains unremedied for a period of fifteen (10) Business Days; and/or

(b)

a Borrower goes into liquidation or is (proposed to be) dissolved, or files for suspension of payments (surséance van betaling) or bankruptcy (faillissement), or is declared bankrupt (wordt failliet verklaard) or a receiver, administrator or other official or creditor’s representative is appointed in respect of a Borrower or its assets or a Borrower is unable to pay its debts as they fall due; and/or

(c)

the authority or ability of a Borrower or Bloomia to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to that Borrower or any of its assets; and/or

(d)

a Borrower directly or indirectly sells and/or transfers Bloomia or any material part of its enterprise(s) to a party not Affiliated with them (without full (re)payment of the aggregate of principal and interest of the Loans outstanding at such time) or announces a legal merger or legal demerger involving a Borrower or Bloomia, unless (i) each Lender approved such sale, merger or demerger, or (ii) such sale, merger or demerger has no material adverse effect for any of the Lenders under this Agreement,

(each an Event of Default), each Lender may by giving the relevant Borrower written notice, terminate the obligations of the that Lender hereunder and/or demand immediate payment of the full amount of the Loan provided by such Lender to the relevant Borrower and any and all interest accrued thereon but not yet paid and the relevant Borrower shall immediately comply with such demand.

11.	GENERAL

11.1.

No Party can assign any of its rights or transfer any of its obligations under this Agreement without the prior written consent of the other Party albeit that (i) the Lenders can assign their rights hereunder between them and/or to their Affiliates and, subject to the relevant Borrowers’ approval (not to be unreasonably withheld), to a bona fide third party, and (ii) the NL Borrower can transfer and assign its rights and obligations hereunder to the US Borrower, and each Party hereby explicitly consents to such transfer and assignment in accordance with clause 6:159 of the DCC.

11.2.

Each Borrower shall be entitled to set-off (verrekenen) any amount under any claim under this Agreement with (part of) any claims under the SPA (provided, however, that no Borrower may set off the annual payments on the Loans to permit the Lenders to meet their tax obligations that are permitted to be paid pursuant to item (d) of the Subordination Agreement).

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11.3.

The Parties waive their rights under sections 6:265 through 6:272 (ontbinding) and section 6:228 (dwaling) of the DCC to rescind (ontbinden) this Agreement in whole or in part, to demand the whole or partial rescission (ontbinding) in legal proceedings or to nullify (vernietigen) or amend (wijzigen) it in whole or in part following Closing. In case of error (dwaling), such error shall be for the account of the Party(ies) in error. The Parties hereby also agree to exclude the applicability of Title 1 of Book 7 of the Dutch Civil Code to the extent legally possible.

11.4.	Rights under this Agreement may only be waived in writing and delay in exercising or non-exercise of any rights does not constitute a waiver of that right.

11.5.

If a clause or provision of this Agreement becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability of any other clause or provision of this Agreement and the Parties shall use their reasonable best endeavours to replace such illegal, invalid or unenforceable clause or provision by a legal, valid and enforceable clause or provision that is as similar as possible to the illegal, invalid or unenforceable clause or provision.

11.6.

Except as expressly stated in this Agreement, the terms of this Agreement may be enforced only by a Party to this Agreement. In the event any third party stipulation contained in this Agreement is accepted by any third party, such third party will not become a party to this Agreement.

11.7.

This Agreement may be signed in any number of counterparts each of which, when executed by one or more of the Parties, shall constitute an original. Delivery of an executed counterpart of a signature page of this agreement by PDF file (or other scanned document) sent by email to the Parties shall be effective as delivery of an original counterpart of this Agreement.

11.8.

This Agreement contains the whole agreement between the Parties relating to the subject transactions contemplated by this Agreement and supersedes all previous agreements, whether oral or in writing, between the Parties relating to these transactions.

11.9.

The language of this Agreement and the transactions envisaged by it is English and all notices and other communications shall be in English unless otherwise agreed. The Parties acknowledge that they fully understand all the provisions of this Agreement.

11.10.

Save as otherwise provided in this Agreement, or as otherwise specifically agreed in writing by the Parties after the date of this Agreement, each Party will pay the costs and expenses incurred by it (and, in the case of a Borrower, any person connected with the Borrower, and, in the case of a Lender, any person connected with such Lender) in connection with this Agreement.

11.11.	Except as provided otherwise elsewhere in this Agreement, this Agreement can only be amended by means of a written instrument, executed by all Parties.

12.	GOVERNING LAW AND JURISDICTION

12.1.	This Agreement (including this clause 12) is exclusively governed by, and shall be construed in accordance with, the Laws of the Netherlands.

12.2.

The Parties irrevocably agree that the courts of Amsterdam, the Netherlands, are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts. Each of the Parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

[Signature page to follow]

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Signature Page (1/2)

BRIDGE LOAN AGREEMENT

SIGNED on the date stated at the beginning of this Agreement by:

BOTMAN BLOEMBOLLEN B.V. /s/ Junior Beheer B.V.__________________ By: Junior Beheer B.V. Title: solely authorized director By: Mr P.A.M. Botman Title: solely authorized director

MR W.F. JANSEN

/s/ Werner F. Jansen___________________

MR H.J. STRENGERS

/s/ H.J. Strengers_____________________

TULIPA ACQUISITIE HOLDING B.V. /s/ Randy Uglem_____________________ By: Randy Uglem Title: Director A	TULIPA ACQUISITIE HOLDING B.V. /s/ Durk van der Zee____________________ By: Durk van der Zee Title: Director B

TULP 24.1, LLC /s/ Randy Uglem_____________________ By: Randy Uglem Title: Chief Executive Officer

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Signature Page (2/2)

BRIDGE LOAN AGREEMENT

For acceptance of their obligations under clause 9 (Guarantee):

LENDWAY INC. /s/ Randy Uglem____________________	BLOOMIA B.V. /s/ P. Botman ________________
By: Randy Uglem Title: Chief Executive Officer	By: Botman Bloembollen B.V. Title: Sole director By: Junior Beheer B.V. Title: Solely authorized director By: P. Botman Title: Sole director

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